Exhibit 5.1

August 11, 2020

National Fuel Gas Company

6363 Main Street

Williamsville, New York 14221

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to your Registration Statement on Form S-8 (the “Registration Statement”) to be filed by National Fuel Gas Company (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 1,000,000 shares of your common stock, par value $1.00 per share (the “Shares”) to be offered pursuant to the National Fuel Gas Company Tax-Deferred Savings Plan for Non-Union Employees (the “Plan”).

We have examined originals, or copies certified or otherwise identified to our satisfaction, of the Plan and such corporate records, certificates and other documents and such questions of law as we have considered necessary and appropriate for the purposes of the opinion contained herein. In our examination of such documents and records, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the Registration Statement and the aforesaid records, certificates and documents.

Upon the basis of such examination, we advise you that, in our opinion, the Shares issuable under the Plan will be, when issued as contemplated by the Registration Statement, and in accordance with the terms and conditions of the Plan, validly issued, fully paid and non-assessable, provided that:

(a)

The Board of Directors of the Company, or a duly authorized committee thereof, shall have taken all appropriate action (i) to authorize and approve the issuance and delivery of the Shares in connection with the Plan, (ii) to fix or otherwise determine the consideration to be received therefor and (iii) to take or, subject to specified guidelines (including the specified pool of Shares that may be issued), to delegate to appropriate officers (being officers other than those to which the relevant Shares may be issued) of the Company the authority to take and, pursuant thereto, such officers shall have taken, all other final action necessary to consummate the authorization of the issuance and delivery of such Shares in connection with the Plan;

(b)

Such Shares shall have been issued and delivered for the consideration contemplated in accordance with the terms and conditions of the Plan, which shall not be less than par value per share, and as contemplated by the Registration Statement; and

(c)

If such Shares are certificated, certificates in the form required under the New Jersey Business Corporation Act representing the Shares shall have been duly executed, countersigned, registered and delivered upon receipt of payment of the agreed upon consideration therefor and as contemplated by the Registration Statement.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the laws of the State of New Jersey as in effect on the date hereof, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. We assume no obligation to advise you of facts or circumstances that come to our attention or changes in law that occur which could affect the opinion contained herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ LOWENSTEIN SANDLER LLP